Filed pursuant to Rule 433
Registration Statement No. 333-147834
December 5, 2007
BRITISH TELECOMMUNICATIONS PLC
$600,000,000 5.15% Notes due 2013
PRICING TERM SHEET

Issuer:	British Telecommunications plc

Security:	5.15% Notes due January 15, 2013

Size:	$600,000,000

Maturity Date:	January 15, 2013

Coupon:	5.15%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Price to Public:	99.790%

Benchmark Treasury:	3.375% due November 2012

Benchmark Treasury Spot and Yield:	100-11+, 3.296%

Spread to Benchmark Treasury:	+ 190 bps

Yield:	5.196%

Optional Redemption:	Treasury Rate plus 0.30%

Trade Date:	December 5, 2007

Expected Settlement Date:	December 12, 2007 (T+5)

Denominations:	$100,000 x $1,000

CUSIP:	11102A AB7

ISIN:	US11102AAB70

Anticipated Ratings:	Moody’s:	Baa1 (stable outlook)
	S&P:	BBB+ (stable outlook)
	Fitch:	BBB+ (stable outlook)

Joint Lead Managers and Joint
Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Greenwich Capital Markets, Inc.

Co-Managers:	ABN AMRO Incorporated
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Mizuho International plc
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Greenwich Capital Markets, Inc. toll free at 1-866-884-2071.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

BRITISH TELECOMMUNICATIONS PLC
$600,000,000 5.95% Notes due 2018
PRICING TERM SHEET

Issuer:	British Telecommunications plc

Security:	5.95% Notes due January 15, 2018

Size:	$600,000,000

Maturity Date:	January 15, 2018

Coupon:	5.95%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Price to Public:	99.736%

Benchmark Treasury:	4.25% due November 2017

Benchmark Treasury Spot and Yield:	102-18+, 3.934%

Spread to Benchmark Treasury:	+ 205 bps

Yield:	5.984%

Optional Redemption:	Treasury Rate plus 0.30%

Trade Date:	December 5, 2007

Expected Settlement Date:	December 12, 2007 (T+5)

Denominations:	$100,000 x $1,000

CUSIP:	11102A AA9

ISIN:	US11102AAA97

Anticipated Ratings:	Moody’s:	Baa1 (stable outlook)
	S&P:	BBB+ (stable outlook)
	Fitch:	BBB+ (stable outlook)

Joint Lead Managers and Joint
Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Greenwich Capital Markets, Inc.

Co-Managers:	ABN AMRO Incorporated
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Mizuho International plc
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Greenwich Capital Markets, Inc. toll free at 1-866-884-2071.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.